EXHIBIT 99.1

For Immediate Release

Investor Contact:                 Barb Gould (216) 589-4085
Media Contact:                    Andy Opila (216) 589-4018

American Industrial Partners Contact:  Larry Ward (415) 788-7354


M.A. HANNA SIGNS AGREEMENT TO SELL DAY INTERNATIONAL, INC.

      Cleveland (April 12, 1995) ... M.A. Hanna Company (NYSE/CHX:MAH), an international specialty chemicals company, has entered into an agreement to sell its Day International, Inc. business to American Industrial Partners Capital Fund. The agreement is contingent on
American Industrial Partners securing financing and regulatory and other approvals.

      Day International, with 1994 sales of $100 million, produces highly engineered printing blankets used on offset printing presses to transfer ink from the printing plate to substrates, like paper, and consumable parts used by textile mills in the production of yarns and fabrics. It has manufacturing facilities in Asheville, North Carolina; Three Rivers, Michigan; Dundee, Scotland; and Lerma, Mexico. All are ISO registered.

      Terms of the agreement -- which is expected to close in the next 90 days -- were not disclosed.

HANNA SIGNS AGREEMENT TO SELL DAY INTERNATIONAL -- 2

"We purchase well-run, profitable businesses which are leaders in their fields. Our philosophy and focus are on internal improvements and growth," said Burnell H. Roberts, former Chief Executive Officer and Chairman of Mead and a partner of American Industrial Partners. "Day International is a technology and market leader in the United States.
We are interested in helping them maintain and improve their position in the United States and expand in Europe and Asia."

      M.A. Hanna Chairman and Chief Executive Officer Martin D. Walker said, "We believe that the customers and associates of Day International will be well served with the company in the hands of an owner focused on strengthening Day's presence in the printing and textiles industries. The M.A. Hanna shareholders will benefit from the opportunity to reinvest the proceeds from Day into Hanna's higher growth core polymer businesses."

      Based in San Francisco and New York, American Industrial Partners directs an equity fund of over $500 million. The firm's partners include a number of former chief executive officers of leading public companies. Investments are focused on companies with strong operating management, reliable cash flow and significant market shares. The firm has extensive knowledge of the rubber and graphic arts supply industries.

M.A. HANNA SIGNS AGREEMENT TO SELL DAY INTERNATIONAL -- 3

      Based in Cleveland, M.A. Hanna's primary businesses are plastics and rubber compounding, color and additive concentrates, and distribution of resins and engineered plastic shapes.